As filed with the Securities and Exchange Commission on May 4, 2007
Registration No. 333-117628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-2 REGISTRATION STATEMENT ON
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

UNIFY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	7372	94-2710599
(State or other jurisdiction of	(SIC Code)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________

TODD E. WILLE
President and Chief Executive Officer
UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KEVIN A. COYLE, ESQ.
DLA Piper US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA 95814-4428
(916) 930-3240
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     Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

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     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

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      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2007

UNIFY CORPORATION

Up to 8,070,837 Shares of Common Stock

The selling stockholders of Unify Corporation listed on page 11 or their transferees may dispose of the following shares of our common stock under this prospectus, for each of their own accounts:

  Up to 5,633,900 shares of our common stock which we issued in a private placement on April 26, 2004; and

  Up to 2,436,937shares of our common stock which we will issue upon exercise of warrants we issued in a private placement on April 26, 2004.

The number of shares covered by this prospectus includes shares of common stock that currently are issued and outstanding, as well as shares of common stock that are issuable upon the exercise of certain warrants. The prices at which the selling stockholders or their transferees may dispose of their Unify shares or interests therein may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may dispose of the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from such dispositions, but we will receive the exercise price of the warrants if the warrants are exercised. This prospectus also relates to the issuance by us of up to an aggregate of 2,436,937 shares of our common stock upon the exercise of the warrants.

TRADING SYMBOL

Our common stock trades on the Over-the-Counter Electronic Bulletin Board (the “OTCBB”) under the symbol “UNFY.” On March 30, 2007 the last reported sale price of common stock on the OTCBB was $0.52 per share. The 8,070,837 shares of common stock not previously registered for resale which are covered by this prospectus represent a substantial percentage of our total outstanding equity securities. Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK

Investing in the common stock covered by this prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the “Risk Factors” section of this prospectus beginning on page 2 which describes the specific risks associated with an investment in our company as well as with these particular securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

The date of this Prospectus is May 4, 2007

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “our,” “Unify” and “the Company” refer to Unify Corporation, a Delaware corporation, and its subsidiaries.

SUMMARY

Our Company

Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development and data management software, and Service-Oriented Architecture (SOA) Enablement Solutions. Our product suite of automated migration solutions, easy to use development software and no-maintenance-required embedded databases enable customers to enhance their SOA environment by improving time-to-market metrics, increasing collaboration and service-enabling legacy information. Specifically, our products include embedded and enterprise data management systems, application development software for legacy application modernization and rich internet application development, and SOA enablement solutions.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement (“Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division (ii) the Company’s ViaMode software (iii) $6,100,000 in cash and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction (the “Purchase and Exchange”). The Company’s acquisition of Gupta was consummated on November 20, 2006.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

In February 2005, Unify acquired privately-held Acuitrek Inc. (“Acuitrek”), a provider of policy administration and underwriting solutions for the alternative risk market. The acquisition was the result of a strategy to penetrate underserved specialty markets with our solutions and led to the formation of the Unify IRM division. However, with the sale of the Company’s IRM division and ViaMode software asset to Halo, Acuitrek, Inc. was sold to Halo. In connection with this sale, the Company amended the terms of the agreement under which it had purchased Acuitrek, Inc. in February 2005.

Today, Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We are headquartered in Sacramento, California, with offices in Munich, Germany, Paris, France, Australia and the United Kingdom (“UK”). We market and sell products directly in the United States, Europe, and Australia and indirectly through global distributors representing more than 50 countries.

Our mission is to enable customers to modernize mission critical applications while maximizing legacy investments in a Service-Oriented Architecture (SOA). Our software and solutions give customers a rich user experience, quality information and a high degree of customer satisfaction.

Our strategy is to work with IT organizations to “Enable SOA.” Our software and solutions help businesses modernize and service-enable mission critical legacy applications in support of enterprise-wide SOA initiatives. Based on market requirements for SOA-based application modernization, our strategy aims to help companies increase speed and agility, consolidate information from multiple sources, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering to adapt to evolving market requirements. Our SOA enablement products include Composer for Lotus Notes and NXJ Developer, our application development product families include Team Developer, ACCELL and VISION and our data management software includes SQLBase and DataServer. As described above, the NavRisk and ViaMode products were sold to Halo in exchange for Halo’s Gupta business, which consisted of the Team Developer and SQLBase products.

Our principal executive office is located at 2101 Arena Blvd. Suite 100, Sacramento, California 95834. Our telephone number is (916) 928-6400 and our website address is http://www.unify.com. Information contained in our website is not a part of this prospectus.

Reverse Stock Split

At the annual meeting of the stockholders of Unify on March 29, 2007, the Company’s stockholders approved an amendment to our Certificate of Incorporation which authorizes our board of directors to effect a reverse stock split of our common stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board in its discretion. Unify’s board of directors has not yet determined to effect the reverse split as of the date of this prospectus. The stock numbers in this prospectus have not been adjusted to reflect any reverse split. In the event the reverse split is effected, we will provide supplemental disclosures at that time.

The Offering

On April 26, 2004, we raised approximately $4.0 million in gross proceeds through a private placement of common stock. A total of 5,633,900 shares of our common stock were sold to a group of institutional investors at a price of $0.71 per share. The investors were also issued 5-year warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. Application of the warrants anti-dilution provisions increased the number of shares issuable thereunder to 2,436,937.

This prospectus covers the disposition by the selling stockholders or their transferees of up to 8,070,837 shares of our common stock. Of these shares, 5,633,900 shares consist of shares of our common stock they acquired in the private placement and 2,436,637 shares consist of shares of our common stock they may acquire upon the exercise of the warrants they hold.

RISK FACTORS

Special Cautionary Notice Regarding Forward-Looking Statements and Risk Factors

This Prospectus and certain documents incorporated by reference into this Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are intended to be covered by the safe harbors created thereby. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  the current economic environment affecting us and the markets we serve;

  sources of revenue and anticipated revenue, including the contribution from the growth of new products and markets;

  our estimates regarding our liquidity and capital requirements;

  marketing and commercialization of our products under development;

  our ability to attract customers and the market acceptance of our products, especially in the face of competition;

  results of any future litigation;

  plans for future products and services and for enhancements of existing products and services; and

  our intellectual property.

When used in this Prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that the assumption, plans, intentions and expectations underlying or reflected in such forward-looking statements contained herein are reasonable, any of the assumptions, plans, intentions and expectations could be inaccurate and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this Prospectus, including under this heading “Risk Factors” and others detailed from time to time in our periodic reports filed with the SEC. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except as required by law, we are not obligated and expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the other information in this prospectus or included with this prospectus, you should consider carefully the following factors in evaluating Unify and our business before purchasing the common stock offered by this prospectus:

Risks Related to the Offering

Issuance of the shares registered hereunder and their subsequent sale in the market could adversely affect our stock price.

The shares registered hereunder represent a significant percentage of our outstanding equity securities and our public float. If all or a substantial portion of these shares are resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The conversion ratio of the convertible notes and the exercise price of the warrants may be substantially below the market price of our stock at the time of exercise.

The warrants are exercisable at a fixed exercise price of $0.83 per share. Subject to certain exceptions, this exercise price is subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current exercise price. Exercise of the warrants is only likely to occur at such time as the exercise price is lower than the current market price for our stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current stockholders and could potentially have a negative impact on our stock price

Risks related to the acquisition of the Gupta business and the sale of the IRM division and the ViaMode software asset.

We will incur costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the Purchase and Exchange.

Halo and Unify entered into the Purchase Agreement with the expectation that the Purchase and Exchange will result in various benefits, including among others, the ability to focus on Unify’s core business. Achieving the anticipated benefits of the Purchase and Exchange is subject to a number of uncertainties, including whether Unify integrates Gupta in an effective and efficient manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs and diversification of management’s time and energy could materially impact Unify’s business, financial condition and operating results.

Even if Unify is able to integrate successfully its operations with Gupta’s operations, Unify may not be able to realize the cost savings, synergies or revenue enhancements that Unify anticipates from the integration, either in the amount or the time frame that Unify currently expects. Unify’s ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including, but not limited to:

  the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than Unify currently expects and which could offset any such savings and other synergies resulting from the Purchase and Exchange;

  increases in other expenses, operating losses or problems unrelated to the Purchase and Exchange, which may offset the cost savings and other synergies from the Purchase and Exchange or divert resources intended to be used in the integration plan;

  Unify’s ability to avoid labor disruption in connection with the integration; and

  Unify’s ability to successfully achieve revenue enhancements by leveraging Gupta’s sales channels or Gupta’s personnel.

Unify may not successfully integrate Gupta into its business and operations.

Prior to the consummation of the Purchase and Exchange, Gupta and Unify operated as separate entities. Unify may experience material negative consequences to its business, financial condition or results of operations if it cannot successfully integrate Gupta’s operations with Unify’s. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  demands on management related to the significant increase in the size of the business for which they are responsible;

  diversion of management’s attention from the management of daily operations to the integration of operations, whether perceived or actual;

  management of employee relations across facilities;

  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

  difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

  expenses of any undisclosed or potential liabilities; and

  Unify’s ability to maintain its customers and Gupta’s customers after the acquisition.

Successful integration of Gupta’s operations with Unify’s depends on Unify’s ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If Unify’s integration efforts are not successful, Unify may not be able to maintain the levels of revenues, earnings or operating efficiency that it and Gupta achieved or might achieve separately. In addition, the unaudited pro forma condensed consolidated financial data presented in this prospectus cover periods during which Unify and Gupta were not under the same management and, therefore, may not be indicative of Unify’s future financial condition or operating results.

The costs of the Purchase and Exchange and the costs of integrating Unify’s and Gupta’s operations are substantial and will make it more difficult for the combined company to achieve profitability.

Unify will incur substantial costs in connection with the Purchase and Exchange that may make it more difficult to achieve profitability in the future. Unify has already incurred costs associated with the acquisition of Gupta, consisting of transaction fees for attorneys, accountants and other related costs and additional nonrecurring costs and will incur costs associated with the integration of Gupta going forward.

The market price of Unify’s common stock may decline as a result of the Purchase and Exchange.

The market price of Unify common stock may decline as a result of the Purchase and Exchange for a number of reasons, including if:

  the premium acquisition of Gupta by Unify and the sale of the IRM division and the ViaMode software asset is not viewed favorably by the market;

  the integration of Unify and Gupta is unsuccessful;

  Unify does not achieve the perceived benefits of the Purchase and Exchange as rapidly or to the extent anticipated by financial or industry analysts; or

  the effects of the Purchase and Exchange on Unify’s results are not consistent with the expectations of financial or industry analysts.

Departure of key personnel or the failure to attract qualified employees may negatively impact the business of Unify after the consummation of the Purchase and Exchange.

Unify’s ability to maintain its competitive position after the consummation of the acquisition of Gupta will depend, in large part, on its ability to attract and retain highly qualified development, sales, professional services and managerial personnel. Competition for these persons is intense. While the acquisition of Gupta will increase Unify’s human resources in this area, there is always a risk of departure of key employees due to the combination process. The announcement of the proposed acquisition of Gupta may impede Unify’s ability to attract and retain personnel before and after the transaction. The loss of a significant group of key personnel would adversely affect Unify’s business efforts after the consummation of the Purchase and Exchange.

If we default on any secured loan, all or a portion of our assets could be subject to forfeiture.

To finance the cash portion of the acquisition of Gupta and provide working capital, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest on November 20, 2006. Under the Loan Agreement, we granted to ComVest a first priority security interest in substantially all of our assets. If we default on the Loan Agreement and are unable to cure the default pursuant to the terms of the agreement, our lender could take possession of any or all assets in which it holds a security interest, including intellectual property, and dispose of those assets to the extent necessary to pay off the debts, which could seriously harm our business. Furthermore, we may enter into other secured credit or loan agreements in the future.

We are dependent on acceptance of our business automation products as well as the growth of the market.

We expect our business automation business to account for an increasing percentage of future revenues and accordingly, we are devoting a substantial portion of our resources in the building of the sales model and marketing programs to gain market acceptance for it. As a result, factors adversely affecting the pricing of or demand for the Unify NXJ business automation platform, such as, but not limited to, competition and technological change, would have an adverse effect on our business, operating results and financial condition. There can be no assurance that we will successfully market and sell these new products or enhanced versions of our existing products.

If our customers are not able to successfully implement Unify NXJ applications, the viability of our products could be questioned and our reputation could be damaged, which could have adverse effects on our business, operating results and financial condition. In addition, we expect that a significant percentage of future revenues will continue to be derived from sales to existing customers. If these existing customers purchase competitive products, or have difficulty deploying applications built with Unify’s products, our relationships with these customers, revenues from sales of our products and other products and the Company’s business, operating results and financial condition could be adversely affected.

There can be no assurance that the market for our products will continue to grow. If these markets fail to grow, or grow more slowly than we currently anticipate, our business, operating results, and financial condition could be adversely affected.

We are subject to intense competition.

We have experienced and expect to continue to experience intense competition from current and future competitors including Computer Science Corporation, Valley Oak, BEA Systems, IBM, Microsoft Corporation, and Oracle Corporation. Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition.

The markets in which we compete are subject to rapid technological change.

The markets in which we compete are characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

There can be no assurance that Unify NXJ will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed or if when released they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

We are dependent on indirect sales channels.

A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 46%, 51% and 62% of our software license revenues for fiscal 2006, 2005 and 2004, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners could have an adverse effect on our business, operating results, and financial condition.

There are numerous risks associated with our international operations and sales.

Revenues derived from our international customers accounted for 63%, 65% and 68% of our total revenues, with the remainder from North America, in fiscal 2006, 2005 and 2004, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company’s subsidiaries and distributors in Europe and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected.

Our stock price may be subject to volatility.

Unify’s common stock price has been and is likely to continue to be subject to significant volatility. In addition to factors associated with the acquisition and integration of the Gupta business and the sale of the IRM division and the ViaMode software discussed above, a variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors’; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

Unify’s stock trades over-the-counter on the “bulletin board.” Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the NASDAQ National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

Our quarterly operating results may be subject to fluctuations and seasonal variability.

Unify’s quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors’; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

Due to the foregoing factors, quarterly revenues and operating results may vary on a quarterly basis. Revenues and quarterly results may vary because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and varies substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our software license revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore somewhat fixed in the short term.

We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weak demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

Our products are used to implement comprehensive solutions including policy administration and underwriting, transportation labor standards evaluations and process-centric, composite applications. As a result, the licensing and implementation of our applications and applications built using our products generally involve a five to ten week implementation time, a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if when released they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

Our license agreements may not protect us from product liability claims.

The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

Unify is dependent on third-party suppliers for software which is embedded in some of its products. We believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company. However, if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition.

We may be subject to violations of our intellectual property rights.

Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition.

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify’s president and chief executive officer, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain our key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain the resources of the Company.

If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify’s common stock.

USE OF PROCEEDS

All net proceeds from the disposition of the common stock covered by this prospectus will go to the selling stockholders or their transferees. We will not receive any proceeds from any dispositions of common stock by any of the selling stockholders or their transferees. However, certain of the shares of common stock being sold will be issued only upon the exercise of warrants to purchase common stock covered by this prospectus. If all warrants to purchase the common stock covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $2,022,658, which we intend to use for working capital and general corporate purposes. There can be no assurance that the selling stockholders will choose to exercise any of the warrants.

DETERMINATION OF OFFERING PRICE

The selling stockholders may dispose of the shares of common stock they may acquire through the conversion of the notes or the exercise of warrants on the OTC Bulletin Board or otherwise at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. See “Plan of Distribution.”

SELLING STOCKHOLDERS

The table below presents certain information about persons for whom we are registering the shares of our common stock pursuant to the registration statement of which this prospectus is a part. The table lists as of the date of this prospectus:

1.	the name of each selling stockholder;

2.	the number of shares each selling stockholder beneficially owns;

3.	how many shares of common stock the selling stockholder may dispose of under this prospectus; and

4.	assuming each selling stockholder sells all the shares listed next to its name, how many shares of common stock each selling stockholder will beneficially own after completion of the offering.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable. The percent of beneficial ownership for each stockholder is based on 29,723,508 shares of our common stock outstanding as of March 31, 2007.

We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

	Beneficial Ownership Prior to the Offering
							Beneficial Ownership
							After the Offering
	Common Stock		Other			Shares to
	Issuable upon		Common Stock	Total		be
	Exercise of	Common Stock	Beneficially	Beneficially		Sold in the
Selling Shareholder	Warrants (2)	(3)	Owned (4)	Owned	Percent	Offering	Shares	Percent
Special Situations Fund III QP, L.P. (1)	924,191	2,323,900	1,952,172	5,200,263	16.2%	3,248,091	1,952,172	6.2%
Special Situations Fund III, L.P. (1)	81,010	—	393,978	474,988	1.6%	81,010	393,978	1.3%
Special Situations Cayman Fund, L.P. (1)	335,096	774,700	617,000	1,726,796	5.6%	1,109,796	617,000	2.0%
Special Situations Private Equity Fund, L.P. (1)	548,342	1,267,700	943,600	2,759,642	8.9%	1,816,042	943,600	3.1%
Special Situations Technology Fund, L.P. (1)	91,397	211,300	177,040	479,737	1.6%	302,697	177,040	0.6%
Special Situations Technology Fund II, L.P. (1)	456,901	1,056,300	812,060	2,325,261	7.5%	1,513,201	812,060	2.7%

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	Includes warrants issued in the 2004 SSF Financing and warrants resulting from anti-dilution adjustments from subsequent transactions.

(3)	Represents shares issued in the 2004 SSF financing.

(4)	Represents shares purchased on the open market and shares issuable in a subsequent unrelated transaction.

2004 SSF Financing

On April 23, 2004, we entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities.” The transaction contemplated by the SSF Purchase Agreement is referred to as the “2004 SSF Financing.” Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 5,633,900 shares of common stock at a per share purchase price of $0.71 per share and warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 2,272,715 and the exercise price was adjusted to $0.89 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. On November 20, 2006, the number of shares purchasable on exercise of the warrants was adjusted to 2,436,937 and the exercise price was adjusted to $0.83 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of warrant shares and the shares issuable upon the conversion of certain notes from the financing for an acquisition. The Company has also entered into a registration rights agreement dated April 26, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments as described in “Description of Securities—Warrants.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales after the date the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out short positions entered into after the date the registration statement of which this prospectus is a part is declared effective by the SEC, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders and their affiliates and underwriters against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus; provided however that we will not be required to indemnify any selling stockholder to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to us in writing specifically for use in this prospectus and in the registration statement. Likewise, each selling stockholder has agreed, severally but not jointly, to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company against any losses, claims, damages, liabilities, and expenses resulting from any untrue statement of a material fact or any omission of a material fact made in this prospectus or any violation by such selling stockholder of any rule or regulation promulgated under the Securities Act applicable to such selling stockholder and relating to action or inaction required of such selling stockholder in connection with the distribution of securities offered in this prospectus. No selling stockholder, however, will be liable to the Company for amounts in excess of the net proceeds received from the sale of such selling stockholder’s shares pursuant to this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Notice to California Investors Only

In the State of California, sales will be limited to those California investors who (either individually or jointly with their spouse) have either: (i) a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income during 2006 and estimated during 2006 of $100,000 or more from all sources; or (ii) a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile). Assets included in the computation of net worth may be valued at fair market value. Moreover, each California investor purchasing shares of common stock offered hereby will be required to execute a representation that it comes within one of the above referenced categories in order or us to determine that all California investors meet the required suitability standards.

INFORMATION ABOUT THE REGISTRANT

Information about Unify and its financial statements is incorporated in this prospectus by reference to our reports filed with the Securities and Exchange Commission as specifically set forth under Information Incorporated By Reference below.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 40,000,000 shares of common stock with a par value of $0.001. As of March 31, 2007, there were 29,723,508 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001. As of the date hereof, there were no shares of preferred stock issued and outstanding. The preferred stock may be issued as a class, without series or, if so determined from time to time by the Board of Directors, in one or more series. Our Board of Directors is authorized to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the preferred stock and any series thereof, including voting powers liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. Our Board of Directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company. The issuance of authorized preferred stock requires the approval of the Board of Directors and no stockholder approval is needed.

Warrants to Purchase Common Stock

2,436,937 of the shares of common stock offered by the selling stockholders in this prospectus are offered pursuant to warrants issued in connection with the 2004 SSF Financing as described under “Selling Stockholders—2004 SSF Financing.” The warrants have a term or exercise beginning on April 26, 2004 and expiring on April 26, 2009. The warrants are exercisable, in whole or in part, at any time commencing on April 26, 2004 and prior to their expiration by delivering the warrants together with a warrant exercise form and payment to the company for the aggregate warrant price for that number of warrant shares then being purchased. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, sale, transfer or other disposition of all or substantially all of the assets of the company. The warrants are exercisable at $0.83 per share. Subject to certain exceptions, the price for which the warrants are exercisable is subject to adjustment if we issue shares of common stock for less than the exercise price of the warrants at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

  capital stock, options or convertible securities issued to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the board of directors of the Company or the compensation committee of the board of directors of the Company and by the Company’s stockholders;

  shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to April 26, 2004;

  securities issued to the selling stockholders pursuant to the 2004 SSF Financing and securities issued upon the exercise or conversion of those securities; and

  shares of common stock issued or issuable by reason of a dividend, stock split or other distribution on shares of common stock (but only to the extent that such dividend, split or distribution results in an adjustment in the warrant price pursuant to the other provisions of the warrant).

Under certain circumstances, where the closing bid price of a share of common stock equals or exceeds $1.80, appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock, for 20 consecutive trading days commencing after the registration statement covering the warrant shares has been declared effective, the company, upon 20 days’ prior written notice to the warrant holders within one business day immediately following the end of such 20 day trading period, may call the warrants for 25% of the shares of the common stock initially purchasable pursuant to the warrants at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to the warrants. If the call conditions are met again during the 30 day period immediately after consummation of a previous call, the company may once again call the warrants for an additional increment of 25% of the shares of common stock initially purchasable pursuant to the warrants or such lesser amount as shall then remain purchasable and in the same manner and subject to the same notice requirements as the initial call, until all of the shares have been called.

Registration Rights

In connection with the 2004 SSF Financing as discussed in the section titled “Selling Stockholders,” Unify has entered into a registration rights agreement with the selling stockholders. Pursuant to such registration rights agreement, Unify has agreed to register any shares of common stock issuable upon conversion of the warrants issued in the 2004 SSF Financing (as such number may be adjusted from time to time). Under the registration rights agreement, we agreed to file, at our expense, a registration statement covering the common stock and warrant shares on or prior to July 31, 2004 (the “Filing Deadline”). If the registration statement covering the registrable securities was not filed on or prior to July 31, 2004, the Company would have had to have made pro rata payments to each selling stockholder, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount invested by such selling stockholder for each 30-day period (or pro rata for any portion thereof) following the date by which such registration statement should have been filed for which no registration statement was filed with respect to the registrable securities.

Pursuant to the registration rights agreement, Unify has agreed to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable. Unify further agreed to notify the selling stockholders as promptly as practicable, and in any event, within twenty-four (24) hours, after any registration statement is declared effective and to simultaneously provide the selling stockholders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered in the registration statement.

If (A)(x) a registration statement covering the registrable securities is not declared effective by the SEC within seventy-five (75) days after the earlier of the date on which such registration statement is filed with the SEC and the Filing Deadline (the “Effectiveness Deadline”), or (y) a registration statement covering any additional shares as provided in the registration agreement is not declared effective by the SEC within seventy-five (75) days following the time such registration statement was required to be filed by the registration agreement, or (B) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or Unify’s failure to update the registration statement), but excluding the inability of any selling stockholder to sell the registrable securities covered thereby due to market conditions and except as excused as described below, then Unify will be required to make pro rata payments to each selling stockholder, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate amount invested by such selling stockholder for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective (the “Blackout Period”). Such payments shall be in partial compensation to the selling stockholders, and shall not constitute the selling stockholders’ exclusive remedy for such events. Unify has agreed that the amounts payable as liquidated damages will be paid monthly within three (3) business days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each selling stockholder in cash.

For not more than twenty (20) consecutive days or for a total of not more than forty-five (45) days in any twelve (12) month period, Unify may delay the disclosure of material non-public information concerning Unify, by suspending the use of any prospectus included in any registration contemplated by the registration agreement containing such information, the disclosure of which at the time is not, in the good faith opinion of Unify, in the best interests of Unify (an “Allowed Delay”); provided, that Unify shall promptly (a) notify the selling stockholders in writing of the existence of (but in no event, without the prior written consent of a selling stockholder, shall Unify disclose to such selling stockholder any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the selling stockholders in writing to cease all sales under the registration statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

DLA Piper US LLP has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The consolidated financial statements of Unify Corporation as of April 30, 2006 and 2005 and for the years then ended, included in our Annual Report on Form 10-K and incorporated by reference into this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated balance sheets of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30,2006, five months ended June 30, 2005 (the successor entity); one month ended January 31, 2005 and twelve months ended December 31, 2004 (predecessor entity) included in the Current Report of Form 8-K/A filed on February 5, 2007 of Unify Corporation, and incorporated by reference into this prospectus, have been audited by Mahoney Cohen & Company, CPA P.C., independent registered public accountants, as set forth in their report thereon, and included herein by reference. Such consolidated financial statements of Gupta Technologies, LLC and subsidiary are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and cash flows of Unify Corporation for the year ended April 30, 2004, included in our Annual Report on Form 10-K and incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC:

(1)	our Annual Report on Form 10-K for the fiscal year ended April 30, 2006;

(2)	our Quarterly Reports on Forms 10-Q and 10-Q/A for the fiscal quarters ended July 31, 2006, October 31, 2006 and January 31, 2007;

(3)	our Current Reports on Forms 8-K and 8-K/A filed September 15, 2006, September 20, 2006, November 21, 2006, November 29, 2006, November 30, 2006, February 5, 2007 and April 20, 2007; and

(4)	our definitive proxy statement on Schedule 14A dated February 28, 2007.

In addition, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requestor. If you need an additional copy of such document, you may request copies, at no cost, by writing or telephoning us at the following address:

UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
Attention: Chief Financial Officer
Telephone: (916) 928-6400
Email: info@unify.com

Alternatively, you may access these reports or documents from our website at the following URL: www.unify.com/company/investors

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

  read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference rooms; or

  obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http:\\www.sec.gov.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

UNIFY CORPORATION

8,070,837 Shares of Common Stock

Prospectus

May 4, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid
by the
Registrant
SEC registration fees	$730
State registration fees	$3,000
Accounting fees and expenses	$17,500
Legal fees and expenses	$25,000
Transfer Agent and registrar fee	-
Insurance premiums paid for the indemnification of directors or officers against liabilities incurred in
registration of securities	-
Miscellaneous expenses	$500
Total	$46,730

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates a director’s personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

Since April 1, 2004, the Company has issued and sold the following unregistered securities:

On April 23, 2004, the Company entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities.” The transaction contemplated by the SSF Purchase Agreement is referred to as the “2004 SSF Financing.” Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 5,633,900 shares of common stock at a per share purchase price of $0.71 per share and warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 2,272,715 and the exercise price was adjusted to $0.89 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. On November 20, 2006, the number of shares purchasable on exercise of the warrants was adjusted to 2,436,937 and the exercise price was adjusted to $0.83 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of warrant shares and the shares issuable upon the conversion of certain notes from the financing for an acquisition. The Company has also entered into a registration rights agreement dated April 26, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments.

On February 2, 2005, we entered into an agreement with Daniel and Carrie Romine (the "Sellers") pursuant to which Unify acquired all of the issued and outstanding equity securities of Acuitrek. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 520,833 shares of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). Unify has agreed to register the shares issuable under the Agreement pursuant to a registration rights agreement with the Sellers. The stocks issued and issuable to the Sellers are being issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. Shares issuable in the future to the Sellers are based on the market value of Unify common stock at the time of issuance.

On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The Company entered into a registration rights agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants or the conversion of the convertible term notes of ComVest and Special Situations Funds.

On various dates during the three year period ended March 31, 2007, the Company granted options to purchase an aggregate of 590,000 shares of Common Stock with an exercise price equal to fair market value on the date of grant. There were no underwriters for the transactions. 400,000 shares were issued upon employment of two current executive officers, 125,000 shares upon employment of a former executive officer, and 65,000 shares to existing executive officers. The options were not issued for cash, so there was no offering price and no underwriting discounts or commissions. The options were four year options with monthly vesting and therefore are partially vested. None of the options have been exercised. The Company claims that the grant of these options were exempt from the registration requirement of Section 5 of the Securities Act pursuant to the exemption of Section 4(2) of the Securities Act as transactions not involving a public offering.

Item 16. Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page II-6 hereof.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.	The undersigned Registrant hereby undertakes that:

(i) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on May 4, 2007.

UNIFY CORPORATION

By:	/s/ Todd E. Wille
Todd E. Wille
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Todd E. Wille	President, Chief Executive Officer and	May 4, 2007
Todd E. Wille	Director (Principal Executive Officer)

/s/ Steven D. Bonham	Chief Financial Officer	May 4, 2007
Steven D. Bonham	(Principal Financial and Accounting
Officer)

*	Director	May 4, 2007
Tery R. Larrew

*	Director	May 4, 2007
Robert J. Majteles

*	Director	May 4, 2007
Steven D. Whiteman

*	Director	May 4, 2007
Richard M. Brooks

*By: /s/ Todd E. Wille
Todd E. Wille
Attorney-in-Fact

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 14, 2006, by and among Halo Technology Holdings, Inc., UCA Merger Sub, Inc. and Unify, Inc., excluding exhibits and schedules thereto as amended by Amendment No. 1 dated May 24, 2006 and by Amendment No. 2 dated on July 25, 2006. (9)

3.1	Restated Certificate of Incorporation of the Company. (1)

3.2	Bylaws of the Registrant. (1)

4.1	Form of Stock Certificate. (1)

5.1	Opinion of DLA Piper US LLP (previously filed)

10.1	Purchase and Exchange Agreement between Halo and Unify Corporation dated September 13, 2006. (11)

10.2	Termination Agreement among Halo, UCA Merger Sub, Inc., and Unify Corporation, dated September 13, 2006. (11)

10.2*	1991 Stock Option Plan, as amended. (1)

10.3*	1996 Employee Stock Purchase Plan. (1), (3)

10.4	Form of Indemnification Agreement. (1)

10.5	Office Building Lease for Sacramento Facility, Dated December 17, 1999. (2)

10.6*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000. (4)

10.7*	2001 Stock Plan. (3)

10.8	Silicon Valley Bank Loan and Security Agreement dated June 6, 2003 (5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004 (6), June 5, 2005 (8) and May 24, 2006 (10) and Amended Schedule to Loan and Security Agreement dated June 3, 2004 (6) and June 5, 2005 (8).

10.9	Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999. (6)

10.10	Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003. (6)

10.11	Amendment No. 1 dated November 20, 2006, to Purchase and Exchange Agreement (dated September 13, 2006), by and between Unify Corporation and Halo Technology Holdings, Inc. (12)

10.12	Purchase Agreement dated April 26, 2004 (6)

10.13	Registration Rights Agreement dated April 26, 2004 (6)

10.14	Amendment No. 1 dated November 20, 2006, to Stock Purchase Agreement by and Among Unify Corporation, Acuitrek, Inc. and Daniel and Carrie Romine (dated February 2, 2005). (12)

21.2	Subsidiaries of the Registrant. (previously filed)

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mahoney Cohen & Company, CPA, P.C., Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of attorney (included on signature page of original filing)

________________________________________
(1)	Incorporated by reference to the exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on December 22, 2000.

(3)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on March 14, 2002.

(4)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 30, 2001.

(5)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 17, 2003.

(6)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 21, 2004.

(7)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on December 21, 2004.

(8)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 28, 2005.

(9)	Incorporated by reference to the exhibits filed with Registrant’s Form 8-K on March 15, 2006, May 31, 2006, and July 11, 2006.

(10)	Incorporated by reference to the Registrant’s Form 10-K filed July 31, 2006.

(11)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on September 20, 2006.

(12)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on November 29, 2006.

(13)	Incorporated by reference to the Registrant’s Form 10-QSB filed December 14, 2006.

(14)	Incorporated by reference to the Registrant’s Form 10-QSB filed March 16, 2007.

* Exhibit pertains to a management contract or compensatory plan or arrangement.